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                                   EXHIBIT 3
                         FULTON FINANCIAL CORPORATION
             ARTICLES OF AMENDMENT - DOMESTIC BUSINESS CORPORATION

        In compliance with the requirements of 15 Pa.C.S. (S)1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

        1.  The name of the corporation is: Fulton Financial Corporation.

        2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is: One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604, Lancaster County.

        3. The statute by or under which it was incorporated is: Business Corporation Law of 1933.

        4.  The date of its incorporation is: February 8, 1982.

        5. The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

        6. The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. (S)1914(a) and (b).

        7. The amendment adopted by the corporation, set forth in full, is as follows:

            RESOLVED, that the first sentence of Article 5 of the Articles of Incorporation of the Corporation be amended in its entirety to read as follows:

            5. The aggregate number of shares which the Corporation shall have authority to issue is 210,000,000 shares, divided into 200,000,000 shares of Common Stock of Two and 50/100 Dollars ($2.50) par value per share and 10,000,000 shares of Preferred Stock without par value.